Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2026 RESULTS
- Announced Expanded $1.5 Billion Investment with Cain and Eldridge Industries -
- Announced Sale-Leaseback of Canadian Casino Portfolio with PURE -
- Raises Guidance for Full Year 2026 -

NEW YORK, NY – April 29, 2026 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2026. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
First Quarter 2026 Financial and Operating Highlights
•Total revenues increased 3.5% year-over-year to $1.0 billion
•Net income attributable to common stockholders increased 60.5% year-over-year to $872.4 million and, on a per share basis, increased 58.7% year-over-year to $0.82 due to the impact of the change in the CECL allowance for the quarter ended March 31, 2026
•AFFO attributable to common stockholders increased 5.7% year-over-year to $650.9 million and, on a per share basis, increased 4.5% year-over-year to $0.61
•Announced expansion of strategic relationship with Cain and Eldridge Industries by providing a $1.5 billion mezzanine loan as part of the construction financing for the One Beverly Hills development
•Announced the pending acquisition of two casino assets and two adjacent limited-service hotels, all located in Alberta, Canada, for CAD$200.6 million / USD$144.4 million in connection with Pure Casino Entertainment's pending take-private acquisition of Gamehost Inc. (GH.TO)
•Ended the quarter with $480.2 million in cash and cash equivalents and $241.6 million of estimated forward sale equity proceeds
•Raised AFFO guidance for full year 2026 to between $2,665 million and $2,695 million, or between $2.44 and $2.47 per diluted share
•Subsequent to quarter-end:
◦Entered into a lease agreement with an affiliate of funds managed by Clairvest in connection with its acquisition of the operations of MGM Northfield Park in Northfield, Ohio, adding VICI's 14th tenant on April 21, 2026
◦Announced that all gaming regulatory and shareholder approvals had been met for the previously announced $1.16 billion acquisition of 100% of the land, real property and improvements of seven casino properties from Golden Entertainment, with closing expected on or around April 30, 2026, subject to the satisfaction of remaining customary closing conditions
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, "In the first quarter of 2026, we grew our quarterly revenue by 3.5% and our AFFO per share by approximately 4.5% year-over-year, reflecting the continued compounding of our business model. This quarter demonstrated what we believe to be one of VICI's most durable competitive advantages: the ability to grow through deepening relationships with our existing partners. Our expansion of the One Beverly Hills mezzanine loan to $1.5 billion alongside Cain and Eldridge and our pending acquisition of casino real estate in Alberta in connection with PURE's acquisition of Gamehost each represent second and third chapters in partnerships that began with a single investment. As we look ahead to the expected closings of our Golden Entertainment and Gamehost transactions, we remain confident that VICI's partner-driven model will continue to generate attractive, sustained growth for our shareholders."
First Quarter 2026 Financial Results
Total Revenues
Total revenues were $1.0 billion for the quarter, an increase of 3.5% compared to $984.2 million for the quarter ended March 31, 2025. Total revenues for the quarter included $130.0 million of non-cash leasing and financing adjustments and $18.9 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $872.4 million for the quarter, or $0.82 per share, compared to $543.6 million, or $0.51 per share, for the quarter ended March 31, 2025. The year-over-year increase in net income was driven, on an absolute basis, by the $305.7 million aggregate change in the CECL allowance for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $872.4 million for the quarter, or $0.82 per share, compared to $543.6 million, or $0.51 per share, for the quarter ended March 31, 2025. The year-over-year increase in FFO was driven, on an absolute basis, by the $305.7 million aggregate change in the CECL allowance for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $650.9 million for the quarter, an increase of 5.7% compared to $616.0 million for the quarter ended March 31, 2025. AFFO per share was $0.61 for the quarter, an increase of 4.5% compared to $0.58 for the quarter ended March 31, 2025.
First Quarter 2026 and Subsequent Investment Activity
Investment Activity
On March 23, 2026, VICI announced that it expanded its long-term strategic relationship with Cain and Eldridge Industries by providing a $1.5 billion mezzanine loan (the “OBH Mezzanine Loan”) behind a $2.8 billion senior loan commitment led by J.P. Morgan as part of the construction financing for One Beverly Hills. The OBH Mezzanine Loan represents a $1.05 billion incremental commitment beyond VICI’s existing $450.0 million investment in the project and is the culmination of the first expression of VICI’s previously announced long-term strategic relationship with Cain and Eldridge Industries. Construction on the One Beverly Hills development commenced in 2024, with vertical works beginning in the fall of 2025 and phased delivery scheduled to commence in 2028. The OBH Mezzanine Loan has an initial term of 4 years with one 12-month extension option, subject to certain conditions, and will be deployed over the course of the initial term. Upon the closing of the transaction, VICI deployed an initial funding of $650.0 million. VICI has funded and intends to continue to fund the investment with cash on hand.
In connection with this increase in VICI’s participation in the financing of the One Beverly Hills development, Cain, Eldridge Industries, and VICI have agreed in principle pursuant to a non-binding letter of intent to further their strategic relationship that was first announced in February 2025. The letter of intent expresses Cain, Eldridge Industries, and VICI’s shared intention to expand their strategic relationship into an Experiential Cross-Capital Venture whereby the three companies will, when suitable, work together to identify, pursue, and potentially participate in the funding of each other’s experiential investment activities in various structures. Accordingly, it is the intention of Cain, Eldridge Industries, and VICI that, upon maturity of the OBH Mezzanine Loan, the companies will seek opportunities to deploy VICI’s returned capital into new experiential investments that meet each company’s investment criteria. Additionally, VICI may from time to time and at its sole election present to Cain and Eldridge Industries experiential investment opportunities in which Cain and/or Eldridge Industries may participate.
On March 30, 2026, VICI announced the CAD$200.6 million / USD$144.4 million (based on the exchange rate at the time of announcement) pending acquisition (the “Gamehost Real Estate Transaction”) of the real estate assets of Deerfoot Inn & Casino, Great Northern Casino and two limited-service hotels that are adjacent to Great Northern Casino (collectively, the “Gamehost Portfolio”) located in Alberta, Canada, in connection with Pure Casino Entertainment Limited Partnership’s (“PURE”) pending take-private acquisition of Gamehost Inc. (GH.TO) (“Gamehost”). Simultaneous with the closing of the Gamehost Real Estate Transaction, the Gamehost Portfolio will be added to the existing triple-net master lease agreement between VICI Properties and PURE (the “PURE Master Lease”) and annual rent will increase by CAD$16.1 million / USD$11.6 million (based on the exchange rate at the time of announcement) representing an acquisition capitalization rate of 8.0%. The Gamehost Portfolio rent will escalate at 1.0% on February 1 following the first full 12 months post-closing (in line with the timing of the PURE Master Lease escalation), and escalation will conform to the PURE Master Lease thereafter at the greater of 1.5% or the change in Canadian CPI (capped at 2.5%). Additionally, the term of the PURE Master Lease will be extended such that, upon closing of the Gamehost Real Estate Transaction, the PURE Master Lease will have a full 25-years remaining in the initial lease term, with four 5-year tenant renewal options. The tenants’ obligations under the PURE Master Lease will continue to be guaranteed by Indigenous Gaming Partners, Inc.
Subsequent to quarter-end, on April 21, 2026, VICI announced that, in connection with the closing of MGM Resorts International's (NYSE: MGM) ("MGM Resorts") sale of the operations of MGM Northfield Park ("Northfield Park") located in Northfield, OH, to an affiliate of funds managed by Clairvest Group Inc. (TSX: CVG) ("Clairvest"), VICI has entered into a new separate triple-net lease with an affiliate of Clairvest with respect to the real property of Northfield Park and also entered into an amendment to the master lease between VICI Properties and MGM Resorts to reflect such sale.
Subsequent to quarter-end, on April 23, 2026, VICI announced that all gaming regulatory and shareholder approvals had been met for the previously announced $1.16 billion acquisition of 100% of the land, real property and improvements of seven casino properties from Golden Entertainment, Inc. (NASDAQ: GDEN) ("Golden Entertainment"), and the parties expect to close the transaction on or around April 30, 2026, subject to the satisfaction of remaining customary closing conditions. Upon closing, VICI will enter into a triple-net master lease (the "Golden Entertainment Master Lease") with a newly formed entity that is owned and controlled by Blake L. Sartini, chairman and chief executive officer of Golden Entertainment, which entity will have acquired the operating business of Golden Entertainment ("Golden OpCo"). The Golden Entertainment Master Lease will have an initial total annual rent of $87.0 million, representing an acquisition cap rate of 7.5%, and an initial term of 30 years, with four 5-year tenant renewal options. Rent under the Golden Entertainment Master Lease will escalate annually at 2.0% beginning in Lease Year 3. The obligations of Golden OpCo under the Golden Entertainment Master Lease will be guaranteed by a holding company that is owned and controlled by Mr. Sartini and owns all of the gaming and operating assets of Golden Entertainment, with additional credit support provided by financial covenants within the lease.

Pursuant to the Golden Entertainment master transaction agreement, upon closing, Golden Entertainment shareholders will receive approximately 24.3 million shares of newly issued VICI stock in exchange for the outstanding shares of Golden Entertainment stock, which represents an agreed-upon exchange ratio of 0.902 per share of Golden Entertainment’s common stock based on VICI’s 10-day volume weighted average price as of November 5, 2025, as well as cash consideration that is payable by an affiliate of the Golden OpCo. In connection with the closing of the transaction, VICI will assume and immediately retire Golden Entertainment’s outstanding $426 million of debt using a combination of cash on hand and net proceeds from the settlement of outstanding forward sale agreements.
First Quarter 2026 and Subsequent Capital Markets Activity
During the three months ended March 31, 2026, the Company entered into forward-starting interest rate swap agreements with an aggregate notional amount of $450.0 million, and subsequent to quarter-end, the Company entered into forward-starting interest rate swap agreements with an aggregate notional amount of $50.0 million, intended to reduce the variability in future cash flows for a forecasted issuance of long-term debt.
Subsequent to quarter end, on April 29, 2026, the Company physically settled the remaining 7,750,000 shares under its outstanding forward sale agreement in exchange for total net settlement proceeds of approximately $242.1 million.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Three Months Ended March 31,
Common Stock Outstanding	2026	2025
Beginning Balance January 1,	1,068,811,371	1,056,366,685
Issuance of common stock upon physical settlement of forward sale agreements	—	—
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	177,628	301,369
Ending Balance March 31,	1,068,988,999	1,056,668,054
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended March 31,
(In thousands)	2026	2025
Determination of shares:
Weighted-average shares of common stock outstanding	1,068,399	1,056,012
Assumed conversion of restricted stock	128	392
Assumed settlement of forward sale agreements	—	28
Diluted weighted-average shares of common stock outstanding	1,068,528	1,056,433
Balance Sheet and Liquidity
As of March 31, 2026, the Company had approximately $17.1 billion in total debt and approximately $3.1 billion in liquidity, comprised of $480.2 million in cash and cash equivalents, $241.6 million of estimated net proceeds available upon physical settlement of 7,750,000 shares outstanding under its forward sale agreement, and approximately $2.4 billion of availability under its revolving credit facility. The Company's revolving credit facility includes the option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
As noted above, subsequent to quarter-end, on April 29, 2026, the Company physically settled the remaining 7,750,000 shares under its outstanding forward sale agreements in exchange for aggregate net proceeds of approximately $242.1 million.
The Company’s outstanding indebtedness as of March 31, 2026 was as follows:

($ in millions USD)	March 31, 2026
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings (1)	118.6
GBP Borrowings (1)	21.8
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
4.750% Notes Due 2028	400.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2035	900.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding	$14,090.4
CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding	$17,090.4
Cash and Cash Equivalents	$480.2
Net Debt	$16,610.2
___________________
(1) Based on applicable exchange rates as of March 31, 2026.
Dividends
On March 5, 2026, the Company declared a regular quarterly cash dividend of $0.45 per share. The Q1 2026 dividend was paid on April 9, 2026 to stockholders of record as of the close of business on March 19, 2026 and totaled in aggregate approximately $480.8 million.
2026 Guidance
The Company is raising its AFFO guidance for the full year 2026. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2026 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2026 will be between $2,665 million and $2,695 million, or between $2.44 and $2.47 per diluted common share. Guidance does not include the impact on operating results from any pending acquisitions without announced expected closing dates, possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s updated full-year 2026 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2026:	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO) (in millions)	$2,665	$2,695	$2,590	$2,625
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.44	$2.47	$2.42	$2.45
Estimated Weighted Average Share Count for the Year (in millions)	1,090.7	1,090.7	1069.9	1069.9
VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, April 30, 2026 at 10:00 a.m. Eastern Time (ET). Please visit the VICI Properties website (https://investors.viciproperties.com/news-events/events) to listen to the earnings call via a live webcast. Listeners who wish to participate in the question and answer session may do so via telephone by pre-registering on the

Company’s earnings call registration webpage (https://register-conf.media-server.com/register/BIaf99f602b8f1435c9467b1ceff3225b7). All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website (https://investors.viciproperties.com/news-events/events) immediately following the conclusion of the live call for a period of one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading developers and operators in other experiential sectors, including Cabot, Cain, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements, which could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes and volatility, tariffs and trade barriers, supply chain disruptions, changes in consumer spending, consumer confidence levels, unemployment levels, governmental action (including significant layoffs or reductions in force among federal government employees or a prolonged U.S. federal government shutdown), and depressed real estate prices resulting from the severity and duration of any downturn or recession in the U.S. or global economy; our ability to successfully pursue and consummate transactions, including investments in, and acquisitions of, real estate and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments, and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any pending or future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; the credit risk of our tenants and borrowers in connection with the rental and other obligations owed to us under applicable leases, related guarantees, or loan agreements, including risks distinct to our lending activities with respect to development and construction loans for non-stabilized properties; our dependence on the gaming industry, which is characterized by, among other things, a high degree of competition, extensive regulation, and sensitivity to changes in consumer behavior and discretionary spending; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities, including developments relating to the regulation of emerging alternative platforms; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all), and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending and completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws, state tax laws or global tax laws; the impact of changes in governmental or regulatory actions and initiatives; the possibility of adverse tax consequences as a result of our pending and completed transactions, including pursuant to tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending and completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters or other severe weather events, war or conflict, geopolitical uncertainty, tariffs and trade barriers, public health conditions, uncertainty or civil unrest, violence or terrorist activities or threats on our properties, or in areas where our properties are located, or globally, and changes in economic conditions or heightened travel security, and any measures instituted in response to these events; the impact of reduced travel demand or increased costs of travel affecting visitation and operating performance at the properties operated by our tenants, particularly in destination markets such as Las Vegas; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; the potential impact on the amount of our cash distributions if we determine to sell or divest any of our properties in the future or are unable to redeploy capital returned from investments at attractive rates, or at all; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time, including our reliance on distributions received from our subsidiaries, including VICI OP, to make such distributions to our stockholders; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by the National Association of Real Estate Investment Trusts (Nareit), we define FFO as our net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (or losses), deferred income tax expenses and benefits, other non-recurring non-cash transactions and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and adjustments attributable to non-controlling interests.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2026	December 31, 2025
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,897,827	$23,706,563
Investments in leases - financing receivables, net	18,806,242	18,697,133
Investments in loans and securities, net	2,710,021	2,525,457
Land	148,002	148,002
Cash and cash equivalents	480,206	563,479
Short-term investments	—	44,484
Other assets	1,047,376	1,039,050
Total assets	$47,089,674	$46,724,168

Liabilities
Debt, net	$16,787,100	$16,773,241
Accrued expenses and deferred revenue	173,509	238,715
Dividends and distributions payable	486,316	486,259
Other liabilities	1,023,887	1,003,366
Total liabilities	18,470,812	18,501,581

Stockholders’ equity
Common stock	10,690	10,688
Preferred stock	—	—
Additional paid-in capital	24,900,713	24,898,868
Accumulated other comprehensive income	118,852	121,031
Retained earnings	3,158,398	2,767,053
Total VICI stockholders’ equity	28,188,653	27,797,640
Non-controlling interests	430,209	424,947
Total stockholders’ equity	28,618,862	28,222,587
Total liabilities and stockholders’ equity	$47,089,674	$46,724,168
_______________________________________________________
Note: As of March 31, 2026 and December 31, 2025, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $787.1 million, $726.8 million, $93.3 million and $20.4 million, respectively, and $919.2 million, $769.9 million, $56.4 million and $23.9 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues
Income from sales-type leases	$536,717	$528,604
Income from lease financing receivables, loans and securities	451,953	426,480
Other income	18,899	19,513
Golf revenues	10,952	9,607
Total revenues	1,018,521	984,204

Expenses
General and administrative	15,976	14,860
Depreciation	967	996
Other expenses	18,899	19,513
Golf expenses	6,469	6,352
Change in allowance for credit losses	(118,775)	186,957
Transaction and acquisition expenses	167	45
Total expenses	(76,297)	228,723

Interest expense	(209,362)	(209,251)
Interest income	4,493	3,697
Other losses	(21)	(118)
Income before income taxes	889,928	549,809
(Provision for) benefit from income taxes	(3,974)	2,456
Net income	885,954	552,265
Less: Net income attributable to non-controlling interests	(13,564)	(8,658)
Net income attributable to common stockholders	$872,390	$543,607

Net income per common share
Basic	$0.82	$0.51
Diluted	$0.82	$0.51

Weighted average number of shares of common stock outstanding
Basic	1,068,399,427	1,056,012,414
Diluted	1,068,527,584	1,056,432,790

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net income attributable to common stockholders	$872,390	$543,607
Real estate depreciation	—	—
FFO attributable to common stockholders	872,390	543,607
Non-cash leasing and financing adjustments	(130,032)	(132,047)
Non-cash change in allowance for credit losses	(118,775)	186,957
Non-cash stock-based compensation	4,125	2,904
Transaction and acquisition expenses	167	45
Amortization of debt issuance costs and original issue discount	17,283	18,771
Other depreciation	836	867
Capital expenditures	(629)	(132)
Other losses (1)	21	118
Deferred income tax provision (benefit)	2,106	(3,976)
Non-cash adjustments attributable to non-controlling interests	3,415	(1,132)
AFFO attributable to common stockholders	650,907	615,982
Interest expense, net	187,586	186,783
Current income tax expense	1,868	1,520
Adjustments attributable to non-controlling interests	(2,135)	(2,149)
Adjusted EBITDA attributable to common stockholders	$838,226	$802,136

Net income per common share
Basic	$0.82	$0.51
Diluted	$0.82	$0.51
FFO per common share
Basic	$0.82	$0.51
Diluted	$0.82	$0.51
AFFO per common share
Basic	$0.61	$0.58
Diluted	$0.61	$0.58
Weighted average number of shares of common stock outstanding
Basic	1,068,399,427	1,056,012,414
Diluted	1,068,527,584	1,056,432,790
____________________
(1) Represents non-cash foreign currency remeasurement adjustments..

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended March 31,
	2026	2025
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$140,534	$137,689
Caesars Las Vegas Master Lease	126,419	123,855
MGM Grand/Mandalay Bay Lease	81,135	79,544
The Venetian Resort Las Vegas Lease	76,089	74,219
PENN Master Lease (1)	20,177	19,913
Century Master Lease (excluding Century Canadian Portfolio)	12,677	12,321
Hard Rock Cincinnati Lease	12,192	11,864
EBCI Southern Indiana Lease	8,624	8,496
Income from sales-type leases non-cash adjustment (2)	58,870	60,703
Income from sales-type leases	536,717	528,604

Contractual income from lease financing receivables
MGM Master Lease	193,670	189,873
Harrah's NOLA, AC, and Laughlin (3)	44,603	43,683
Hard Rock Mirage Lease	23,877	23,409
JACK Entertainment Master Lease	18,340	17,950
CNE Gold Strike Lease	10,612	10,404
Lucky Strike Master Lease	8,300	8,098
Foundation Master Lease	6,354	6,184
Chelsea Piers Lease	6,075	6,000
PURE Master Lease	4,126	3,870
Century Canadian Portfolio (4)	3,282	3,069
Income from lease financing receivables non-cash adjustment (2)	71,201	71,398
Income from lease financing receivables	390,440	383,938

Contractual interest income
Senior secured notes	2,371	2,409
Senior secured loans	23,742	14,857
Mezzanine loans & preferred equity	35,590	25,330
Income from loans non-cash adjustment (2)	(190)	(54)
Income from loans and securities	61,513	42,542
Income from lease financing receivables, loans and securities	451,953	426,480

Other income	18,899	19,513
Golf revenues	10,952	9,607
Total revenues	$1,018,521	$984,204
____________________
(1) On December 4, 2025, VICI combined the individual leases with PENN Entertainment (the PENN Greektown Lease and the PENN Margaritaville Lease) into one master lease for both properties (the “PENN Master Lease”). There was no change to the aggregate amount of rent collected by VICI. (2) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP. (3) Assets are part of the Caesars Regional Master Lease. (4) Assets are part of the Century Master Lease.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results